Exhibit 99.1

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) SEES 2003 FOURTH QUARTER

RESULTS AT HIGH END OF GUIDED RANGE

- Initiates Preliminary 2004 Guidance for Revenue, EBITDA and EPS -

- Projects 2004 EPS of $1.42 -

Denver, CO; January 5, 2004 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States based on airline ticket sold, announced today that it expects its fourth quarter results to be at the high end of the guidance it provided on October 28, 2003 when the Company reported its 2003 third quarter results. At that time, the Company established guidance for the fourth quarter ending December 31, 2003 for revenues of approximately $83.0 million to $85.0 million, EBITDA of approximately $9.0 million to $10.0 million and diluted EPS of approximately $0.10 to $0.12. The expected revenue, EBITDA and EPS guidance, when added to the Company’s reported results for the nine months ended September 30, 2003, implied full year 2003 revenues of $348.2 million to $350.2 million, EBITDA of $49.6 million to $50.6 million and EPS of $1.04 to $1.06. The established guidance range for the fourth quarter and FY 2003 does not include one-time, cash and non-cash charges of approximately $14.0 million pretax, or approximately $8.7 million after tax, or $0.58 per share, for the Company’s November 2003 debt restructuring.

Navigant also established preliminary 2004 guidance for revenue, EBITDA and EPS. The preliminary guidance is set forth below, and is based, in part, on the following assumptions:

•	Transaction volumes (generated from clients under management contracts or service fee arrangements) in 2004 will return to the levels of transactions processed by the Company in 2002. (The Company believes transaction volumes in 2003 were impacted by geopolitical instability, including the war in Iraq, and the outbreak of SARS, which contributed to a decline in corporate travel);

•	Client retention will continue at historical levels, and when combined with sales to new accounts will lead to increased revenues;

•	Salaries, which have generally been frozen since September 11, 2001, will increase beginning in the second quarter, and health care costs will also increase, with this increase being effected throughout 2004;

•	Depreciation and amortization expenses in 2004 will show a slight decrease compared to 2003, partly due to the financing of certain new IT equipment (replacing old equipment) through operating leases to take advantage of the favorable interest rate environment. However, this decrease in depreciation and amortization will be offset by increases in operating expenses (including increases due to the financing of certain IT equipment on operating leases) and increased depreciation associated with the deployment of the Company’s new Passportal site and other technology investments. These changes will reduce depreciation and amortization expenses slightly, but this decrease will be more than offset by increases in operating expenses, thus impacting EBITDA;

•	Quarterly interest expense of approximately $2.8 million which reflects the Company’s new revolving credit facility, five year term loan, and the November 2003 offering of $72.0 million aggregate principal amount of 4.875% convertible subordinated debentures due 2023 and is inclusive of mark to market interest rate swap adjustments and debt issuance cost. The guidance reflects the expectation that the $120.0 million four year revolving credit facility will initially accrue interest at 325 basis points over LIBOR, and the $50.0 million five year term loan will initially accrue interest at 350 basis points over LIBOR;

•	That the Company will have approximately 15 million diluted shares outstanding; and,

•	There will be no material changes in economic conditions, other extraordinary world events or significant acquisitions.

Summary Quarterly Guidance for 2004 (In millions, except per share data)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004
Net Revenue	$93.0	$97.0	$95.0	$90.0	$375.0
EBITDA*	$12.9	$16.8	$15.9	$10.0	$55.6
Diluted EPS	$0.31	$0.47	$0.44	$0.20	$1.42

*	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Navigant’s EBITDA can be calculated by adding depreciation and amortization expenses to the Company’s Operating Income. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.

Navigant International will report fourth quarter and full year 2003 results and host a conference call reviewing those results the week of February 2, 2004. The actual date and time of the release and conference call information will be announced in mid-January 2004.

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest travel management business services provider in North America based on airline tickets sold serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,300 Associates and has operations in more than 1,300 locations in 19 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s high leverage of debt to equity, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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